Exhibit 3.1(a)

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

OF THE

SERIES F PREFERRED STOCK

OF

CLAIMSNET.COM, INC.

(Pursuant to Section 151 of the
General Corporation Law of the State of Delaware)

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, the undersigned corporation submits the following statement for the purpose of establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof:

1.           The name of the corporation is Claimsnet.com Inc., a Delaware corporation (the “Corporation”).

2.           The Board of Directors duly adopted the following resolution at a special meeting of the Board of Directors of the Corporation on May 7, 2013:

WHEREAS, the Corporation’s directors have reviewed and approved the Certificate of Designation (“Certificate of Designation”), attached hereto and incorporated herein by reference, delineating the number of shares, the voting powers, designations, preferences and relative, conversion, dividend and other special rights and qualifications, limitations or restriction of a series of Preferred Stock to be issued by the Corporation and designated Series F Preferred Stock, par value $0.001 per share (the “Series F Preferred”); now, therefore, be it

RESOLVED, that 4,000,000 shares of authorized but unissued Preferred Stock be designated Series F Preferred and that the Series F Preferred have the rights, preferences, limitations and restrictions set forth herein; and, be it.

FURTHER RESOLVED, that the Certificate of Designation shall become effective on May 9, 2013, the scheduled date for the closing of the Amended Acquisition Agreement, dated April 24, 2013, between the Corporation and TransCoastal Corporation.

FURTHER RESOLVED, that the Chief Executive Officer, or any Vice President of the Corporation, individually or collectively, be, and such officers hereby are, authorized and directed to execute, acknowledge, attest, record and file with the Secretary of State of the State of Delaware the Certificate of Designation in accordance with Delaware General Corporation Law and to take all other actions that such officers deem necessary or advisable to effectuate the Certificate of Designation.

1.             Series F Preferred Stock.  The Series F Preferred Stock (the “Series F Preferred”), will consist of 4,000,000 shares and will have the designations, preferences, voting powers, or other special rights and privileges, and the qualifications, limitations and restrictions as follows.

The Series F Preferred shall, with respect to dividend rights, and rights on liquidation, dissolution and winding up of the affairs of the Corporation, rank senior to the common stock of the Corporation, par value $0.001 per share (the “Common Stock”), and to all other classes and series of equity securities of the Corporation hereafter issued that are not by their terms expressly senior to or on parity with the Series F Preferred with respect to dividend rights, and rights on liquidation, dissolution and winding up of the affairs of the Corporation.

2.                 Dividend Rights

2.1                 Series F Preferred. The holders of record of shares of Series F Preferred shall be entitled to receive, when and if declared by the Board of Directors of the Corporation, dividends equivalent to any dividends declared with respect to any other class or series of Common Stock or Preferred Stock, out of funds legally available therefor, which shall be prior and in preference to any declaration or payment of any dividend or other distribution on any other class or series of Preferred Stock or the Common Stock (excluding any stock splits and subdivisions for which an adjustment is made under Section 5).  Any such dividends shall be non-cumulative.

3.                 Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a “Liquidation”),  the Series F Preferred participates with the Common Stock pro rata on an as-converted basis; provided, however, distributions shall be made to the holders of Series F Preferred in respect of such Series F Preferred before any amount shall be paid to the holders of Common Stock any other class or series of capital stock of the Corporation.

3.1                 Deemed Liquidation.  The following  events shall be deemed a liquidation, dissolution, or winding up of the Corporation, as those terms are used in this Section 3 (each a “Deemed Liquidation”), unless the holders of a majority of the outstanding shares of Series F Preferred vote as a class that this Section 3.1 not apply:

(a)               Any merger, reorganization, consolidation or recapitalization transaction or series of transactions, whether or not the Corporation is the surviving or continuing corporation in such transaction; provided that such transaction or series of related of transactions shall not be a Deemed Liquidation if the stockholders of this Corporation immediately prior to such transaction or transactions will, immediately after such transaction or transactions (by virtue of securities issued as consideration for the transaction or otherwise) hold at least 50% of the voting power of the surviving, continuing or purchasing entity in substantially the same relative proportions as existed prior to such transaction or series of transactions.

(b)                 Any sale, lease or other disposition of all or substantially all of the assets (tangible or intangible) of the Corporation.

3.2                 Non-Cash Consideration.  If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution or winding up of the Corporation are in a form other than cash, then the value of such assets shall be their fair market value as determined by the Board of Directors in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution or winding up of the Corporation shall be valued as follows:

(a)                 The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i)           if the securities are then traded on a national securities exchange or listed on the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution; and

(ii)          if (i) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the thirty (30) calendar day period ending three (3) trading days prior to the distribution; and

(iii)         if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

(b)                 The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i), (ii) or (iii) of this subsection to reflect the approximate fair market value thereof, as determined by the Board of Directors.

4.                 Voting Rights.

4.1                 Series F Preferred Stock.  The Series F Preferred shall vote together with the Common Stock on an as-converted basis, and not as a separate class.

4.2                 Scope.  Each holder of Series F Preferred shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided herein or as required by applicable law.  Except as otherwise expressly provided herein or as required by applicable law, the holders of Series F Preferred and the holders of Common Stock shall vote together and not as separate classes.

4.3                 Class Protective Provisions. So long as at least 1,000,000 shares  of Series F Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) remain outstanding, the Corporation shall not, without the approval of the holders of a majority of the Series F Preferred then outstanding, voting as a separate class:

(a)      Liquidate, dissolve or wind-up the affairs of the Corporation, or effect any merger or consolidation or any other Deemed Liquidation Event;

(b)      Amend, alter, or repeal any provision of the Certificate of Incorporation or Bylaws in a manner adverse to the Series F Preferred; or

(c)      Create or authorize the creation of or issue any other security convertible into or exercisable for any equity security, having rights, preferences or privileges senior to or on parity with the Series F Preferred, or increase the authorized number of shares of Series F Preferred;

(d)      Purchase or redeem or pay any dividend on any capital stock prior to the Series F Preferred, other than as approved by the Board, including the approval of the Series F Director(s);

(e)      Create or hold capital stock in any subsidiary that is not a wholly-owned subsidiary or dispose of any subsidiary stock or all or substantially all of any subsidiary assets; or

(f)      Increase or decrease the size of the Board.

4.4                 Election and Removal of Directors by Series F Preferred.  The holders of record of the shares of Series F Preferred, exclusively and as a separate class, shall be entitled to elect at least three members of the Board (the “Series F Directors”).  At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of Series F Preferred then outstanding shall constitute a quorum of the Series F Preferred for the purpose of electing directors by holders of the Series F Preferred.  A vacancy in any directorship filled by the holders of Series F Preferred shall be filled only by vote or written consent in lieu of a meeting of the holders of the Series F Preferred.  Any Series F Director may be removed, with our without cause, by the holders of Series F Preferred in the same manner as such director may be elected hereunder.  The rights of the holders of the Series F Preferred under this Subsection 4.4 shall terminate on the first date on which there are issued and outstanding less than 1,000,000 shares of Series F Preferred (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares).

5.                 Conversion Rights.  The outstanding shares of Series F Preferred shall be convertible into Common Stock as follows:

5.1                 Optional Conversion.

(a)                 Subject to Section 5.3, at the option of the holder thereof, each share of Series F Preferred Stock may be converted without the payment of additional consideration, at any time or from time to time into 1170.076 fully paid and nonassessable shares of Common Stock.

(b)                 Each holder of Series F Preferred who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series F Preferred or Common Stock, or the holder shall notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and deliver an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and in each case shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series F Preferred being converted.  Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion and, if applicable, a certificate or certificates for the balance of such number of shares of Series F Preferred not being converted.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Series F Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

5.2                 Automatic Conversion.

(a)                 Subject to Section 5.3, each share of Series F Preferred shall automatically be converted into 1170.076 fully paid and nonassessable shares of Common Stock, as provided herein upon the vote or written consent of the holders of not less than a two-thirds of the then outstanding shares of Series F Preferred Stock.

(b)                 Upon the occurrence of any event specified in subparagraph 5.2(a) above, the outstanding shares of Series F Preferred shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series F Preferred are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  Upon the occurrence of such automatic conversion of the Series F Preferred, the holders of Series F Preferred shall surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Series F Preferred or Common Stock.  Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series F Preferred surrendered were convertible on the date on which such automatic conversion occurred.

5.3                 Conditions to Conversion.  The conversion rights set forth herein are conditioned on the existence of a sufficient number of authorized but unissued shares of Common Stock being available to accomplish such conversion.

5.4                 Adjustment Upon Common Stock Event.  Upon the happening of a Common Stock Event (as hereinafter defined), the conversion ratio set forth above shall, simultaneously with the happening of such Common Stock Event, be appropriately adjusted to reflect such Common Stock Event in effect immediately prior to such Common Stock Event.

The Conversion Price for the Series F Preferred shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.  As used herein, the term the “Common Stock Event” shall mean at any time or from time to time after the date on which the first share of Series F Preferred is issued by the Corporation (the “Original Issue Date”), (i) the issue by the Corporation of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

5.5                 Adjustments for Other Dividends and Distributions.  If at any time or from time to time after the Original Issue Date the Corporation pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Corporation, other than an event constituting a Common Stock Event then, in each such event, provision shall be made so that the holders of the Series F Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Corporation which they would have received had their Series F Preferred been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series F Preferred Stock or with respect to such other securities by their terms.

5.6                 Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Original Issue Date the Common Stock issuable upon the conversion of the Series F Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger or consolidation provided for elsewhere in this Section 5), then in any such event each holder of Series F Preferred shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series F Preferred could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

5.7                 Reorganizations, Mergers and Consolidations.  If at any time or from time to time after the Original Issue Date there is a reorganization of the Corporation (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation, then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Series F Preferred thereafter shall be entitled to receive, upon conversion of the Series F Preferred, the number of shares of stock or other securities or property of the Corporation, or of such successor corporation resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series F Preferred after the reorganization, merger or consolidation to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Series F Preferred) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.  This subsection 5.7 shall similarly apply to successive reorganizations, mergers and consolidations.  Notwithstanding anything to the contrary contained in this Section 5, if any reorganization, merger or consolidation is approved by the vote of the holders of Series F Preferred required by any provision of Section 4.3 hereof, then such transaction and the rights of the holders of Series F Preferred pursuant to such reorganization, merger or consolidation will be governed by the documents entered into in connection with such transaction and not by the provisions of this Section 5.7.

5.8                 Fractional Shares.  No fractional shares of Common Stock shall be issued upon any conversion of Series F Preferred.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series F Preferred by a holder thereof shall be aggregated for purposes of determining whether conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance to any holder of a fractional share, then, in lieu of any fractional share to which the holder would otherwise be entitled, the Corporation shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.

5.9                 Notices.  Any notice required by the provisions of the Certificate of Designation to be given to the holders of shares of the Series F Preferred shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, or delivery by a recognized express courier, fees prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

5.10                 Converted Shares.  All shares of the Series F Preferred converted pursuant to this Section 5, or otherwise acquired by the Corporation in any manner whatsoever, shall be returned to the pool of the Corporation’s authorized but unissued shares of undesignated Preferred Stock and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the number of authorized shares of Series F Preferred accordingly.

6.                 Miscellaneous

6.1                 Preemptive Rights.  No holder of Series F Preferred shall have a right to purchase shares of capital stock of the Corporation sold or issued by the Corporation except to the extent that such a right may from time to time be set forth in a written agreement between the Corporation and such stockholder.

6.2                 As-Converted Basis.  For purposes hereof, the term “as-converted basis” applies even if the condition for the conversion of the Series F Preferred into shares of Common Stock has not been met at such time.

3.           The Certificate of Designation is to become effective at 9:00 a.m. (Central Time) on May 9, 2013.

4.           The undersigned further certifies that the authorized number of Preferred Stock shares is 4,000,000 and that the authorized number of shares of the Series F Preferred, none of which has been issued, is 4,000,000.

5.           The resolution set forth above has been duly adopted by all necessary action on the part of the Corporation.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation, Preferences and Rights to be signed by Don Crosbie, Chief Executive Officer, and attested by Laura Bray, Secretary, as of this May 7, 2013.

Name: Don Crosbie
Title: Chief Executive Officer

ATTESTED:

By:
Name: Laura Bray
Title: Secretary